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                                                                    Exhibit b(3)

                            Amendment to the By-Laws
                                       of
             Warburg, Pincus International Small Company Fund, Inc.


Pursuant to Article VIII of the By-Laws of Warburg, Pincus International Small Company Fund, Inc., the name has changed to Credit Suisse Warburg Pincus International Small Company Fund, Inc.



Dated the 26th day of March, 2001